Filed Pursuant to Rule 433
Registration No. 333-100853
February 16, 2006
PRICING TERM SHEET

Issuer:	Pfizer Inc.
Ratings:	Aaa / AAA / AAA
Security Type:	SEC Registered Global Notes due 2011	SEC Registered Global Notes due 2016
Offering Size:	¥60,000,000,000	¥55,000,000,000
Trade Date:	February 16, 2006	February 16, 2006
Settlement Date:	February 22, 2006	February 22, 2006
Maturity Date:	February 22, 2011	February 22, 2016
Reference JGB:	JGB #226 1.8% due December 20, 2010	JGB #276 1.6% due December 20, 2015
JGB Yield:	0.991% sa	1.548% sa
Re-offer Spread to JGB:	+ 22 bps	+ 30 bps
Coupon:	1.20%	1.80%
Issue Price:	99.94%	99.56%
Redemption Price:	100.00%	100.00%
Coupon Payment:	Payable semi-annually in arrears on	Payable semi-annually in arrears on
	February 22 and August 22	February 22 and August 22
Day Count Basis:	Actual / 365 (non-leap, equal semi-	Actual / 365 (non-leap, equal semi-
	annual payments)	annual payments)
Business Day:	New York, Tokyo, London	New York, Tokyo, London
Business Day Convention:	Following	Following
Listing:	New York	New York
Minimum Denomination:	¥10,000,000	¥10,000,000
Joint Bookrunners:	Goldman Sachs International,	Mitsubishi UFJ Securities International
	Mitsubishi UFJ Securities International	plc, Nikko Citigroup
plc
Co-managers:	Deutsche Bank	Barclays Capital
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.